EXHIBIT 99.1

Steelcase Reports First Quarter Results

Significant Improvement in Gross Margin Driven by EMEA

GRAND RAPIDS, Mich., June 22, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $718.8 million and net income of $19.4 million, or diluted earnings per share of $0.16. Excluding restructuring costs, adjusted earnings were $0.18 per share.  In the prior year, Steelcase reported $705.5 million of revenue, diluted earnings of $0.16 per share and adjusted earnings of $0.17 per share.

Organic revenue growth over the prior year was 1 percent after adjusting for unfavorable currency translation effects and the impact of a small acquisition.  The Other category posted organic revenue growth of 12 percent over the prior year, driven by Asia Pacific and Designtex.  EMEA achieved organic revenue growth of 3 percent, while the Americas experienced an organic revenue decline of 1 percent.

“Our financial results for the quarter were at the top end of our expectations, with strong revenue growth in Asia Pacific and a significant improvement in EMEA's gross margins,” said Jim Keane, president and CEO.  "We were also pleased with the improvement in gross margins in the Americas, where we have been making increased investments in sales and marketing initiatives, including many of the award-winning products and enhancements which were introduced at NeoCon last week."

Current quarter operating income of $33.3 million compares to operating income of $33.5 million in the prior year.  Excluding restructuring costs, first quarter adjusted operating income of $37.9 million represented an improvement of $2.5 million (or 30 basis points as a percent of revenue) compared to the prior year.

Cost of sales was 67.4 percent of revenue in the current quarter, an improvement of 130 basis points compared to the prior year.  EMEA cost of sales improved by 480 basis points as a result of lower disruption costs and inefficiencies associated with manufacturing footprint changes in EMEA and favorable business mix.  The Americas cost of sales improved 70 basis points over the prior year, driven by lower material costs, favorable business mix, on-going cost reduction efforts and improvements in negotiated customer pricing, partially offset by higher warranty costs.

“In EMEA, we were pleased to see our business mix include improved day-to-day business and our operations continue to stabilize in its new footprint,” said Dave Sylvester, senior vice-president and CFO.  “We have been shifting our focus toward improving our efficiency, realizing the targeted savings, and driving lean manufacturing principles and continuous cost reduction programs.”

Operating expenses of $196.1 million in the current quarter represented an increase of $11.0 million compared to the prior year.  The year-over-year increase was driven by investments in sales and marketing, the impact of an acquisition in the Americas, costs associated with the Learning + Innovation Center in Munich and higher corporate costs.

Income tax expense of $12.3 million in the quarter included $1.0 million of net unfavorable discrete tax items.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $315 million, and total debt was $299 million, at the end of the first quarter.

During the first quarter, the company repurchased a total of 1.0 million shares of Class A Common Stock under its share repurchase authorizations for a total cost of $14.8 million.  A total of $153.2 million remained under the company's share repurchase authorizations at the end of the first quarter.

The Board of Directors has declared a cash dividend of $0.12 per share, to be paid on or before July 15, 2016 to shareholders of record as of July 5, 2016.

Outlook

Order patterns were mixed during the first quarter, growing by approximately 5 percent in the Other category and declining by 5 percent in the Americas and 12 percent in EMEA compared to the prior year.  The decline in orders for the Americas compares to an 8 percent increase in the prior year, which benefited from very strong growth in the Insurance Services and Federal Government vertical markets.  The Americas was also negatively impacted by a significant decline in orders across the Energy vertical market, which grew modestly in the prior year.  In EMEA, the decline in orders was driven by continued weakness in the Middle East and Africa and a significant decline in the U.K.  As a result, the company expects second quarter fiscal 2017 revenue to be in the range of $770 to $795 million, which reflects an expected decline of between 3 to 6 percent compared to the prior year.  In the second quarter of fiscal 2016, the company reported revenue of $819.0 million, which represented 4 percent growth over the prior year and 7 percent organic revenue growth.

“While we are forecasting an organic revenue decline in the second quarter, we remain positive about our longer-term prospects,” said Dave Sylvester.  “In the Americas and EMEA, the vertical markets and geographies which posted the most significant order declines in the first quarter represented less than 15 percent of total product orders, and the rest of the businesses posted flat to modest order growth overall.  In addition, our internal estimates of project orders expected to ship in the next four quarters (including for projects that have not yet been awarded) reflect growth compared to a year ago."

Steelcase expects to report diluted earnings per share and adjusted earnings per share of between $0.29 to $0.33 for the second quarter of fiscal 2017.  This estimate includes an anticipated significant year-over-year improvement in EMEA cost of sales as a percentage of revenue, primarily due to the expected elimination of disruption costs and inefficiencies associated with manufacturing footprint changes in EMEA.  Steelcase reported diluted earnings per share of $0.30 and adjusted earnings per share of $0.35 in the second quarter of fiscal 2016.

“The five product awards won by Steelcase brands at NeoCon validate multiple aspects of our strategy,” said Jim Keane. “We were recognized for being ahead in the development of technology solutions that provide meaningful information about how space is being used, and we were recognized for insight-based products and surface materials that promote engagement through a more inspiring and effective workplace. We look forward to bringing these and other products in our development pipeline to market in the coming quarters.”

Other Recent Highlights

  Steelcase and its family of brands unveiled over ten new products and enhancements at NeoCon 2016. The showcased products demonstrated Steelcase’s commitment to making the office smarter and more connected, with some products utilizing technology to bring added value to users and facility managers helping them optimize their workplaces.
  At NeoCon 2016, Steelcase received five awards including gold awards for Steelcase® High Density Storage and Bespoke Surfaces by Designtex®, a silver award for Steelcase Workplace Advisor, and innovation awards for Turnstone's Bassline™ tables and Steelcase's new Black Collection of textiles.
  Steelcase's Brody® WorkLounge received a silver award at the 2016 Edison Awards, which recognize innovation and excellence in the development, marketing and launch of new products and services.
  Launched in March 2016, Steelcase’s first Global Report: Engagement + The Global Workplace continued to generate positive customer conversations and media coverage around the world.

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 27,	May 29,	%
	2016	2015	Change

Revenue
Americas (1)	$520.4	$519.7	0.1%
EMEA (2)	125.3	119.9	4.5%
Other (3)	73.1	65.9	10.9%
Consolidated revenue	$718.8	$705.5	1.9%

Operating income (loss)
Americas	$46.6	$54.1
EMEA	(6.2)	(13.5)
Other	2.2	0.9
Corporate (4)	(9.3)	(8.0)
Consolidated operating income	$33.3	$33.5

Operating income percent	4.6%	4.7%

Revenue mix
Americas (1)	72.4%	73.7%
EMEA (2)	17.4%	17.0%
Other (3)	10.2%	9.3%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and executive, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2017 vs. Q1 2016
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2016 revenue	$705.5	$519.7	$119.9	$65.9
Currency translation effects*	(0.4)	(1.7)	2.2	(0.9)
Q1 2016 revenue, adjusted	705.1	518.0	122.1	65.0

Q1 2017 revenue	718.8	520.4	125.3	73.1
Acquisition	(6.8)	(6.8)	—	—
Q1 2017 revenue, adjusted	712.0	513.6	125.3	73.1
Organic growth (decline) $	$6.9	$(4.4)	$3.2	$8.1
Organic growth (decline) %	1%	(1)%	3%	12%

* Currency translation effects represent the estimated net effect of translating Q1 2016 foreign currency revenues using the average exchange rates during Q1 2017.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q2 2017 vs. Q2 2016
Steelcase Inc.

Q2 2016 revenue	$819.0
Currency translation effects*	(1.3)
Q2 2016 revenue, adjusted	817.7

Q2 2017 revenue, projected	770 - 795
Organic growth (decline) $	(23) - (48)
Organic growth (decline) %	(3%) - (6%)

* Currency translation effects represent the estimated net effect of translating Q2 2016 foreign currency revenues using the exchange rates at the end of Q1 2017.

ORGANIC REVENUE GROWTH (DECLINE)
Q2 2016 vs. Q2 2015
Steelcase Inc.

Q2 2015 revenue	$786.7
Divestitures	(0.7)
Currency translation effects*	(29.6)
Q2 2015 revenue, adjusted	756.4

Q2 2016 revenue, reported	819.0
Acquisition	(7.0)
Q2 2016 revenue, adjusted	$812.0
Organic growth (decline) $	$55.6
Organic growth (decline) %	7%

* Currency translation effects represent the estimated net effect of translating Q2 2015 foreign currency revenues using the average exchange rates during Q2 2016.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	May 27,	May 29,
	2016	2015

Diluted earnings per share	$0.16	$0.16
Restructuring costs per share	0.04	0.02
Income tax effect of restructuring costs, per share	(0.02)	(0.01)
Diluted earnings per share, adjusted	$0.18	$0.17

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 26,
	2016	August 28,
	(Projected)	2015

Diluted earnings per share	$0.29 - 0.33	$0.30
Restructuring costs per share	—	0.09
Income tax effect of restructuring costs, per share	—	(0.04)
Diluted earnings per share, adjusted	$0.29 - 0.33	$0.35

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 27,		May 29,
	2016		2015
Revenue	$718.8	100.0%	$705.5	100.0%
Cost of sales	484.8	67.4	485.0	68.7
Restructuring costs	4.2	0.6	3.9	0.6
Gross profit	229.8	32.0	216.6	30.7
Operating expenses	196.1	27.3	185.1	26.3
Restructuring costs (benefits)	0.4	0.1	(2.0)	(0.3)
Operating income	$33.3	4.6%	$33.5	4.7%
Interest expense	(4.2)	(0.6)	(4.4)	(0.6)
Investment income	0.5	0.1	0.4	—
Other income, net	2.1	0.3	2.0	0.3
Income before income tax expense	31.7	4.4	31.5	4.4
Income tax expense	12.3	1.7	11.5	1.6
Net income	$19.4	2.7%	$20.0	2.8%

Operating income	$33.3	4.6%	$33.5	4.7%
Add: restructuring costs	4.6	0.7	1.9	0.3
Adjusted operating income	$37.9	5.3%	$35.4	5.0%

Americas
	(Unaudited)
	Three Months Ended
	May 27,		May 29,
	2016		2015
Revenue	$520.4	100.0%	$519.7	100.0%
Cost of sales	342.7	65.9	346.3	66.6
Restructuring costs	2.6	0.5	0.8	0.2
Gross profit	175.1	33.6	172.6	33.2
Operating expenses	128.5	24.6	121.3	23.4
Restructuring costs (benefits)	—	—	(2.8)	(0.6)
Operating income	$46.6	9.0%	$54.1	10.4%
Add: restructuring costs (benefits)	2.6	0.5	(2.0)	(0.4)
Adjusted operating income	$49.2	9.5%	$52.1	10.0%

EMEA
	(Unaudited)
	Three Months Ended
	May 27,		May 29,
	2016		2015
Revenue	$125.3	100.0%	$119.9	100.0%
Cost of sales	93.3	74.5	95.1	79.3
Restructuring costs	1.6	1.2	3.1	2.6
Gross profit	30.4	24.3	21.7	18.1
Operating expenses	36.2	28.9	34.4	28.7
Restructuring costs	0.4	0.3	0.8	0.7
Operating loss	$(6.2)	(4.9)%	$(13.5)	(11.3)%
Add: restructuring costs	2.0	1.5	3.9	3.3
Adjusted operating loss	$(4.2)	(3.4)%	$(9.6)	(8.0)%

Other category
	(Unaudited)
	Three Months Ended
	May 27,		May 29,
	2016		2015
Revenue	$73.1	100.0%	$65.9	100.0%
Cost of sales	48.8	66.8	43.6	66.2
Restructuring costs	—	—	—	—
Gross profit	24.3	33.2	22.3	33.8
Operating expenses	22.1	30.2	21.4	32.4
Restructuring costs	—	—	—	—
Operating income	$2.2	3.0%	$0.9	1.4%
Add: restructuring costs	—	—	—	—
Adjusted operating income	$2.2	3.0%	$0.9	1.4%

Corporate
	(Unaudited)
	Three Months Ended
	May 27,		May 29,
	2016		2015
Operating loss	$(9.3)		$(8.0)
Add: restructuring costs	—		—
Adjusted operating loss	$(9.3)		$(8.0)

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 11:00 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 27,	May 29,
	2016	2015
Revenue	$718.8	$705.5
Cost of sales	484.8	485.0
Restructuring costs	4.2	3.9
Gross profit	229.8	216.6
Operating expenses	196.1	185.1
Restructuring costs (benefits)	0.4	(2.0)
Operating income	33.3	33.5
Interest expense	(4.2)	(4.4)
Investment income	0.5	0.4
Other income, net	2.1	2.0
Income before income tax expense	31.7	31.5
Income tax expense	12.3	11.5
Net income	$19.4	$20.0

Earnings per share:
Basic	$0.16	$0.16
Diluted	$0.16	$0.16
Weighted average shares outstanding - basic	121.7	124.4
Weighted average shares outstanding - diluted	122.2	125.3

Dividends declared and paid per common share	$0.1200	$0.1125

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 27,	February 26,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$133.4	$181.9
Short-term investments	18.4	84.1
Accounts receivable, net	327.2	322.7
Inventories	156.9	159.4
Prepaid expenses	19.5	19.6
Other current assets	64.5	56.2
Total current assets	719.9	823.9

Property, plant and equipment, net	412.6	411.6
Company-owned life insurance ("COLI")	163.3	160.4
Deferred income taxes	180.4	211.6
Goodwill	106.8	106.4
Other intangible assets, net	13.5	13.7
Investments in unconsolidated affiliates	52.0	51.0
Other assets	27.4	30.0
Total assets	$1,675.9	$1,808.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$205.1	$209.6
Short-term borrowings and current portion of long-term debt	2.9	2.5
Accrued expenses:
Employee compensation	72.3	169.9
Employee benefit plan obligations	20.4	36.5
Customer deposits	14.6	18.6
Product warranties	24.8	20.5
Other	95.4	99.9
Total current liabilities	435.5	557.5

Long-term liabilities:
Long-term debt less current maturities	296.3	296.6
Employee benefit plan obligations	139.3	142.5
Other long-term liabilities	70.3	75.1
Total long-term liabilities	505.9	514.2
Total liabilities	941.4	1,071.7

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(37.2)	(39.6)
Retained earnings	771.7	776.5
Total shareholders’ equity	734.5	736.9
Total liabilities and shareholders’ equity	$1,675.9	$1,808.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 27,	May 29,
	2016	2015
OPERATING ACTIVITIES
Net income	$19.4	$20.0
Depreciation and amortization	15.1	16.2
Deferred income taxes	33.6	24.8
Non-cash stock compensation	9.1	8.8
Equity in income of unconsolidated affiliates	(2.5)	(3.3)
Dividends received from unconsolidated affiliates	1.6	3.2
Other	(3.4)	(4.3)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1.2)	(5.6)
Inventories	3.3	(15.2)
Assets related to derivative instruments	0.2	22.5
VAT recoverable	14.4	0.4
Other assets	(23.1)	(32.5)
Accounts payable	(5.4)	7.7
Employee compensation liabilities	(103.4)	(77.3)
Employee benefit obligations	(21.5)	(17.2)
Accrued expenses and other liabilities	(1.9)	16.0
Net cash used in operating activities	(65.7)	(35.8)

INVESTING ACTIVITIES
Capital expenditures	(14.3)	(24.2)
Proceeds from disposal of fixed assets	0.3	4.1
Purchases of investments	(6.0)	(6.9)
Liquidations of investments	71.8	29.7
Acquisition, net of cash acquired	—	(6.6)
Other	1.1	0.1
Net cash provided by (used in) investing activities	52.9	(3.8)

FINANCING ACTIVITIES
Dividends paid	(15.2)	(15.1)
Common stock repurchases	(20.9)	(11.5)
Excess tax benefit from vesting of stock awards	(0.3)	1.5
Repayment of long-term debt	—	(0.5)
Net cash used in financing activities	(36.4)	(25.6)

Effect of exchange rate changes on cash and cash equivalents	0.7	(0.8)

Net decrease in cash and cash equivalents	(48.5)	(66.0)
Cash and cash equivalents, beginning of period	181.9	176.5
Cash and cash equivalents, end of period	$133.4	$110.5

CONTACT:
Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505